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                                                                     EXHIBIT 3.1

                       AMENDED AND RESTATED CERTIFICATE



                                      OF



                                 INCORPORATION

                                      OF



                          MICROSTRATEGY INCORPORATED
                          --------------------------
                (Originally Incorporated on November 17, 1989)



                                  ARTICLE ONE
                                     NAME


          The name of the corporation is MicroStrategy Incorporated.


                                  ARTICLE TWO
                               REGISTERED OFFICE


     The address of the corporation's registered office in the State of Delaware is 11th Floor, Rodney Square North, 11th and Market Streets, Wilmington, DE 19801, County of New Castle. The name of the registered agent at such address is Corporation Guarantee and Trust Company.


                                 ARTICLE THREE
                                    PURPOSE


     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act for which corporations may be organized under the General Corporation Law of Delaware. The corporation shall possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware, by any other law or by this Certificate, together with any powers incidental thereto as far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the purposes of the corporation.


                                 ARTICLE FOUR
                               CAPITAL STRUCTURE


     The total number of shares of capital stock which the corporation shall have the authority to issue is 205,000,000 shares, consisting of three classes of capital stock:

     (a) 100,000,000 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock");
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     (b) 100,000,000 shares of Class B Common Stock, par value $0.001 per share
(the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock"); and

     (c) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").


     At the effective time of this Amended and Restated Certificate of Incorporation, each share of common stock of the corporation outstanding immediately prior thereto shall be changed and converted, without any action on the part of the holders hereof, into one share of Class A Common Stock. Each share of Class A Common Stock issued and outstanding immediately following the effective time of this Amended and Restated Certificate of Incorporation may be exchanged at the option of the holder thereof for one share of Class B Common Stock for a period of three (3) days commencing on and including the date of the effective time and ending at 5:00 p.m. eastern standard time on the second day thereafter (the "Option Period") pursuant to procedures established by the Board of Directors. No further exchange of Class A Common Stock for Class B Common Stock shall be permitted after expiration of the Option Period. Shares of Class A Common Stock that are exchanged for shares of Class B Common Stock shall continue to be authorized shares of Class A Common Stock and shall be available for reissue by the corporation as determined by the Board of Directors.



                                 ARTICLE FIVE
                                 COMMON STOCK


     5.1  Identical Rights.  Except as otherwise set forth in this ARTICLE FIVE,
          ----------------
the rights and privileges of the Common Stock shall be identical, including without limitation the right to participate ratably in dividends and liquidation distributions. The corporation may not make any dividend or distribution with respect to any class of Common Stock unless at the same time the corporation makes a ratable dividend or distribution with respect to each outstanding share of Common Stock regardless of class. In the case of dividends or distributions payable in shares of a class of Common Stock, only shares of Class A Common Stock may be distributed with respect to Class A Common Stock and only shares of Class B Common Stock may be distributed with respect to Class B Common Stock, and the number of shares of Common Stock payable per share will be equal for each class. In addition, neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the shares of the other class of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and the same manner. The rights of holders of Class A Common Stock and Class B Common Stock are subject to the rights of holders of shares of any series of Preferred Stock that the corporation may designate and issue from time to time.

     5.2  Voting Rights.  The holders of the Common Stock shall vote as a single
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class on all matters submitted to a vote of the stockholders to which the holders of Common Stock are entitled to vote, except as may be required by Delaware law or as otherwise expressly specified
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in this Certificate of Incorporation. Each share of Class A Common Stock shall be entitled to one vote and each share of Class B Common Stock shall be entitled to ten votes. The corporation, by action of its Board of Directors and the affirmative vote of the holders of a majority of the voting power of the capital stock of the corporation entitled to vote, may increase or decrease the number of authorized shares of Common Stock of the corporation (but not below the number of shares of Common Stock then outstanding) irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

     5.3  Conversion Rights.
          -----------------

          (a) Voluntary Conversion. Each share of Class B Common Stock is
              --------------------
convertible into one share Class A Common Stock at any time at the option of the holder.

          (b) Automatic Conversion. Each share of Class B Common Stock shall
              --------------------
convert automatically into one share of Class A Common Stock upon its sale, assignment, gift or other transfer, other than a transfer approved in advance of the effectiveness thereof by the holders of a majority of the Class B Common Stock outstanding, voting separately as a class; provided, however, that a transfer effected as a result of the death of the transferor may be approved by the holders of a majority of the Class B Common Stock outstanding, voting separately as a class, within thirty (30) days of such transfer. For purposes of determining whether a transfer has been approved by the holders of a majority of the Class B Common Stock outstanding, the shares for which approval of the transfer is being sought shall continue to be considered outstanding shares of Class B Common Stock and the proposed transferor (or in the case of shares transferred as a result of the death of the proposed tranferor, the Executor or similar personal representative of such proposed transferor) shall be entitled to vote on such transfer.

          Notwithstanding the foregoing, (i) the provisions of this Section 5.3(b) shall not apply in the case of a merger or similar transaction by the corporation in which all the outstanding shares of Common Stock of the corporation regardless of class are purchased by the acquiror, and (ii) any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a financial institution (the "Pledgee") pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the Pledgee; provided that such shares remain subject to the provisions of this Section 5.3 and that, if the Pledgee forecloses or takes similar action, such pledged shares of Class B Common Stock shall be converted automatically into shares of Class A Common Stock as provided in this Section 5.3(b); provided, however, that if within five business days after such foreclosure or similar event such converted shares are returned to the pledgor, such shares shall be converted automatically back into shares of Class B Common Stock.

     5.4  Unconverted Shares.  If less than all of the shares of Class B Common
          ------------------
Stock evidenced by a certificate surrendered to the corporation (in accordance with such procedures as the Board of Directors may determine) are converted, the corporation shall execute and deliver to or upon the written order of the holder of such certificate a new certificate evidencing the number of shares of Class B Common Stock which are not converted without charge to the holder.
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     5.5  Reservation.  The corporation hereby reserves, and shall at all times
          -----------
reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. The corporation covenants that all the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable. The corporation shall take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation. The corporation shall not take any action that results in any adjustment of the conversion ratio if the total number of shares of Class A Common Stock issued and issuable after such action upon conversion of the shares of Class B Common Stock would exceed the total number of shares of Class A Common Stock then authorized by the corporation's certificate of incorporation.

     5.6 Merger. Upon the merger or consolidation of the corporation, holders of
         ------
each class of Common Stock will be entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed to holders of Common Stock, the shares of capital stock distributed to holders of Class A Common Stock and Class B Common Stock may differ, but only to the extent that the Class A Common Stock and the Class B Common Stock differ in this Certificate of Incorporation.

     5.7  Liquidation.  Upon any dissolution or liquidation of the corporation,
          -----------
holders of Common Stock shall be entitled to receive ratably all assets of the corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding Preferred Stock.



                                  ARTICLE SIX
                                PREFERRED STOCK


     Preferred Stock may be issued from time to time in one or more series, each series to have such terms as stated or expressed in this Certificate of Incorporation and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided or required by law.

     The Board of Directors is expressly granted the authority from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by its resolutions providing for the issue of Preferred Stock, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights as shall be stated and
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expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation or any certificate of designation creating a series of Preferred Stock, no vote of the holders of the Preferred Stock (or any series thereof) or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation.


                                 ARTICLE SEVEN
                              BOARD OF DIRECTORS


     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

     Election of directors need not be by written ballot unless required by the by-laws of the corporation.

     Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


                                ARTICLE EIGHT
                                INDEMNIFICATION

     The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (any such person being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom; provided that the corporation shall
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not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation; and provided further that the corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the corporation to the extent of such insurance reimbursement.

     As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

     In the event that the corporation does not assume the defense of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, the corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending any such action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

     All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (a) a majority vote of the directors of the corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) the vote of the holders of shares representing a majority of the votes entitled to be cast in the election of directors, exclusive of any shares held by any party to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation), or
(d) a court of competent jurisdiction.

     The indemnification rights provided in this ARTICLE EIGHT shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to
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other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.


                                 ARTICLE NINE
                                  AMENDMENTS


     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate, in the manner now or hereafter prescribed by the law of the State of Delaware. All rights conferred upon stockholders herein are granted subject to this reservation.



     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this __ day of June, 1998.

                                        MICROSTRATEGY INCORPORATED



                                        By:
                                           -------------------------------------
                                           Michael J. Saylor
                                           Chief Executive Officer and President